UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Realty Income Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Realty Income Corporation, a Maryland corporation, to be held at 9:00 AM, local time, on May 12, 2010 at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025.

At the Annual Meeting, you will be asked to consider and vote upon:

(1) The election of seven directors to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify.

(2) The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010.

(3) The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These proposals are more fully described in the accompanying Proxy Statement.  We urge you to carefully review the Proxy Statement.

Our Board of Directors recommends a vote FOR the election of the seven director nominees to serve until the next annual meeting and until their respective successors are duly elected and qualify.  Additionally, our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010.

YOUR VOTE IS IMPORTANT TO US, WHETHER YOU OWN FEW OR MANY SHARES!

Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope or authorize your proxy by internet or telephone, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Sincerely,

/s/ THOMAS A. LEWIS

THOMAS A. LEWIS

Vice Chairman of the Board of Directors,

Chief Executive Officer

REALTY INCOME CORPORATION

A Maryland corporation

600 La Terraza Boulevard

Escondido, California  92025-3873

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 AM, Pacific Daylight Time, on Wednesday, May 12, 2010.

PLACE	California Center for the Arts Escondido 340 North Escondido Boulevard Escondido, California 92025.

ITEMS OF BUSINESS

The election of seven directors to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify. The director nominees are:

(1) Kathleen R. Allen, Ph.D., (2) Donald R. Cameron, (3) Priya Cherian Huskins, (4) Thomas A. Lewis, (5) Michael D. McKee, (6) Gregory T. McLaughlin and (7) Ronald L. Merriman.

The ratification of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010.

The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The above items of business are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

Management will report on the current activities of Realty Income and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 11, 2010.

PROXY VOTING

YOUR VOTE IS IMPORTANT! If you plan to be present, please notify Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and promptly return the enclosed proxy or authorize your proxy by internet or telephone. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

March 26, 2010	By Order of the Board of Directors, /s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

REALTY INCOME CORPORATION

600 La Terraza Boulevard

Escondido, California  92025-3873

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2010

Beginning at 9:00 A.M. Pacific Daylight Time

and at any adjournment or postponement of the Annual Meeting

Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. In this Proxy Statement, “Realty Income,” the “company,” “we” and “our” refer to Realty Income Corporation, a Maryland corporation. A copy of our 2009 Annual Report, the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to our stockholders beginning on or about April 2, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2010:

This proxy statement and our 2009 annual report to stockholders are available on our website at www.realtyincome.com/investing/2010-annual-docs.html. You are encouraged to access and review all of the information contained in the proxy materials before voting.

Frequently Asked Questions

Why did I receive these proxy materials?

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

You are invited to attend our Annual Meeting, which will be held at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025. Directions to attend the meeting can be found on our internet website, www.realtyincome.com.  Stockholders will be admitted to the Annual Meeting at 8:30 AM and refreshments will be provided.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to register and identify yourself as a stockholder in order to receive certain Annual Meeting materials when you arrive.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon:

•                       The election of seven directors to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualify;

•                       The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010; and

•                       The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 11, 2010 are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 104,400,957 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record.” In this case, you receive your dividend check from Wells Fargo Shareowner Services and these materials were sent to you directly by us.

If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. These materials have been forwarded to you by your broker, bank, or other holder of record. As the beneficial owner you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the proxy card included in the mailing or by following their instructions for authorizing your proxy by telephone or on the internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card and return it in the prepaid envelope. If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy to: Realty Income, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164.

By Telephone

Stockholders may authorize their proxies by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to authorize your proxy, to give your voting instructions and to confirm that those instructions have been properly recorded. You can authorize your proxy by calling the toll-free number on the proxy card or your broker's voting instruction form.  Please have your proxy card available when you call as it contains your “control number,” which will be required to identify yourself and authorize your proxy to vote your shares. Telephone facilities will be available 24 hours a day and will close at 11:59 P.M. Central Daylight Time on May 11, 2010. If you authorize your proxy by telephone, you do not have to return your proxy card.

By Internet

Stockholders may authorize their proxies on the internet by going to the web site indicated on the proxy card or your broker's voting instruction form. Step-by-step instructions on how to authorize or vote your proxy are provided on the voting sites.

In person at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you submit your proxy but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy FOR the election to the Board of Directors of the seven nominees listed in this proxy statement, FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker cannot vote your shares on the election of directors, but can vote your shares on the proposal regarding ratification of our auditor.

Can I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following:

•        delivering to our corporate Secretary a written notice of revocation prior to or at the Annual Meeting;

•        signing and returning to our corporate Secretary a proxy bearing a later date;

•        authorizing another proxy by telephone or on the internet (your most recent telephone or internet authorization is used); or

•        voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank or other record holder.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our corporate Secretary, at our corporate offices at 600 La Terraza Boulevard, Escondido, California 92025-3873.

How does our Board of Directors recommend you vote on the proposals?

Our Board of Directors recommends a vote FOR the election of the seven director nominees listed in this proxy to serve until the 2011 annual meeting and until their respective successors are duly elected and qualify.

Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010.

What are the voting requirements to elect our directors and ratify the appointment of KPMG LLP as our independent registered public accounting firm?

The presence of the holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner executes a proxy card, but does not vote because that holder does not have discretionary voting power and has not received voting instructions from the beneficial owner.

The affirmative vote of a plurality of votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Thus, the seven nominees receiving the highest number of votes will be elected. Brokers do not have discretionary authority to vote your shares on the election of directors. For the purpose of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The affirmative vote of a majority of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010. Accordingly, abstentions will have no effect on the outcome of the vote with respect to ratification of the independent registered public accounting firm for the year ended December 31, 2010. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of accountants, if the broker does not receive voting instructions from you.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the New York Stock Exchange rules, if you are a beneficial owner, your bank, broker or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and 2009 Annual Report on the internet?

These materials are available on our web site and can be accessed at www.realtyincome.com/investing/2010-annual-docs.html.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, telegram, internet or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of our common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “O”. On March 11, 2010, the last reported sale price for our common stock on the NYSE was $29.22 per share.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

The date of this Proxy Statement is

March 26, 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of seven directors.  Based upon the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated all seven of the following directors for re-election at the Annual Meeting to serve for a one-year term expiring at the annual meeting in 2011 and until their respective successors have been duly elected and qualify:

1.     Kathleen R. Allen, Ph.D.

2.     Donald R. Cameron

3.     Priya Cherian Huskins

4.     Thomas A. Lewis

5.     Michael D. McKee

6.     Gregory T. McLaughlin

7.     Ronald L. Merriman

For more information regarding our nominees, please see "Board of Directors" below.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2010.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as our independent registered public accounting firm, we believe such ratification to be desirable. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for fiscal year 2010. If the stockholders do not ratify the selection of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

BOARD OF DIRECTORS

The following table sets forth certain information as of March 26, 2010 concerning our current directors, each of whom is a director nominee:

Name	Title	Age
Kathleen R. Allen, Ph.D.	Director	64
Donald R. Cameron	Non-Executive Chairman	70
Priya Cherian Huskins	Director	38
Thomas A. Lewis	Vice Chairman and Chief Executive Officer	57
Michael D. McKee	Director	64
Gregory T. McLaughlin	Director	50
Ronald L. Merriman	Director	65

Board of Director Biographies

The following paragraphs provide information about each director up for nomination. The information presented includes information each director has provided to us regarding positions held, principal occupations and business experience, and the names of other companies of which he/she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. Finally, we value their significant experience on other company boards of directors and board committees.

Kathleen R. Allen, Ph.D.

Kathleen R. Allen, Ph.D. has been our director since February 2000. She is a professor at the Marshall School of Business and the director of the Center for Technology Commercialization at the University of Southern California (1991-present). She was the co-founder and chairwoman of Gentech Corporation (1994-2004). Dr. Allen incorporated a non-profit institute, the National Network for Technology Entrepreneurship and Commercialization (N2TEC), in January 2006. This institute is dedicated to economic development through technology entrepreneurship and Dr. Allen is the chief executive officer and serves on its board of directors. She also serves as a consultant to a medical technology venture and an aerospace company and is the author of 17 books in the field of entrepreneurship and technology, a field in which she is considered an expert. Dr. Allen is chairwoman of our Strategic Planning Committee and is a member of our Audit Committee and our Compensation Committee.

As a distinguished businesswoman, entrepreneur and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many start-up and early growth companies to develop effective leadership and team-building skills, which she has implemented during her participation on various board committees. With her years of experience in risk management in the areas of start-up ventures and the development of new technologies, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our overall strategy.

Donald R. Cameron

Donald R. Cameron has been our director since August 1994. He is the non-executive chairman of our Board of Directors and has served in this position since February 2009. He is a co-founder and president of Cameron, Murphy & Spangler, Inc., a securities broker-dealer firm and registered investment advisor located in Pasadena, California. Prior to founding Cameron, Murphy & Spangler in 1975, Mr. Cameron worked at the securities brokerage firm of Glore Forgan Staats, Inc. and its successors (1969-1975). Mr. Cameron has been an independent director and is an ex-officio non-voting member of each of our committees of the Board of Directors. From May 2004 through February 2009, Mr. Cameron served as our lead independent director.

Having already served in the role of our Compensation Committee chairman and as a previous member of both our Audit Committee and Nominating/Corporate Governance Committee, Mr. Cameron provides a wealth of management and business understanding. Co-founding and running Cameron, Murphy & Spangler, Inc. has given Mr. Cameron front-line exposure to many of the issues facing real estate investment trusts, particularly on the operational, financial and corporate governance fronts. Mr. Cameron's longstanding service on our Board of Directors further augments his range of knowledge, providing experience on which he can draw while serving as chairman of the Board of Directors.

Priya Cherian Huskins

Priya Cherian Huskins has been our director since December 2007.  She is senior vice president and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present).  Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003).  She has served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter since 2006.  Ms. Huskins is chairwoman of our Nominating/Corporate Governance Committee and is a member of our Strategic Planning Committee.

With her background in law, insurance and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy.  In addition, she brings experience regarding corporate governance matters, including ways that corporate governance can enhance shareholder value. Ms. Huskins's experience makes her a valuable component of a well-rounded Board of Directors and a key member of both committees on which she serves.

Thomas A. Lewis

Thomas A. Lewis is our chief executive officer. He is also vice chairman of our Board of Directors and has been a member of our Board of Directors since September 1993. Mr. Lewis joined us in 1987 and has served in a variety of executive positions, including senior vice president, capital markets until 1997 when he was named chief executive officer. In 2000-2001, he also held the position of president. Prior to joining us, Mr. Lewis was an executive with Johnstown Capital, a real estate investment company (1982-1987), an investment specialist with Sutro & Co., Inc. (1979-1982), and in marketing with Procter & Gamble (1974-1979). He has also served as a member of the board of directors and is a member of the audit committee of Sunstone Hotel Investors, Inc. (NYSE: SHO) (2006-present).

As our chief executive officer, Mr. Lewis has demonstrated leadership capability and extensive knowledge of financial and operational issues facing real estate organizations. His vast understanding of real estate investment trusts and financial strategy in challenging environments has helped to guide us and the Board of Directors through the general economic turbulence of the last two years. Mr. Lewis's knowledge of all aspects of our business and history, combined with his drive for innovation and excellence, position him well to serve as a valuable member of our Board of Directors.

Michael D. McKee

Michael D. McKee has been our director since August 1994. He is the chief executive officer of Kennedy Associates Real Estate Counsel, LP, a registered real estate investment advisor based in Seattle, Washington (February 2010-present). He was the vice chairman (1999-2008) and chief executive officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as chief operating officer (2001-2007), chief financial officer (1997-2001) and executive vice president (1994-1999) of The Irvine Company. Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). He has served on the board of directors of Health Care Property Investors, Inc. (NYSE: HCP) (1987-present) where he served on the compensation committee, Kennedy Associates Real Estate Counsel, LP (2008-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008). Mr. McKee is chairman of our Compensation Committee and is a member of our Audit Committee and our Nominating/Corporate Governance Committee.

Mr. McKee's business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to real estate investment trusts. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Gregory T. McLaughlin

Gregory T. McLaughlin has been our director since June 2007.  Mr. McLaughlin is currently the president and chief executive officer of the Tiger Woods Foundation in Irvine, California (1999-present).  Prior to joining the Tiger Woods Foundation, Mr. McLaughlin was vice president of business development and events of the Western Golf Association/Evans Scholars Foundation (1993-1999) and director of the Los Angeles Junior Chamber of Commerce (1988-1993).  He is currently a member of the board of directors of the Tiger Woods Learning Center Foundation (2005-present).  Mr. McLaughlin is a member of our Audit Committee, our Compensation Committee and our Strategic Planning Committee.

Mr. McLaughlin's business and legal experience includes tax exempt organizations and financing as well as capital campaigns and program development.  Additionally, he has proven leadership skills in managing non-profit organizations and brings financial reporting expertise, especially as it relates to tax matters. His experience in working with various types of people has exposed him to many different issues, which have enabled him to work effectively as a valuable member of our Board of Director committees. With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business and legal matters.

Ronald L. Merriman

Ronald L. Merriman has been our director since July 2005. He is the managing director of Merriman Partners, a management advisory firm (2003-present). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), executive vice president of Carlson Wagonlit Travel (1999-2000), president of Ambassador Performance Group, Inc. (1997-1999), and was employed by the accounting firm of KPMG LLP (1967-1997).  At KPMG LLP, Mr. Merriman served as vice chairman of the Management Committee. Mr. Merriman has served on the board of directors and is the chairman of the audit committee of the following public companies: Aircastle Limited (NYSE: AYR)(2006-present), Pentair, Inc. (NYSE: PNR)(2005-present) and Haemonetics Corporation (NYSE: HAE)(2005-present). He also serves on the board of directors and is the chairman of the audit committee of Preferred Hotel Group, Inc. (2004-present). Mr. Merriman is chairman of our Audit Committee and is a member of our Nominating/Corporate Governance Committee and our Strategic Planning Committee.

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. Merriman's positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex financial issues makes him a skilled advisor to the Board of Directors.

Corporate Governance

Our Board of Directors has adopted a charter for each of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Strategic Planning Committee. Each of our charters are reviewed annually. Our Board of Directors may, from time to time, establish certain other committees to facilitate our management. We have adopted a Code of Business Ethics that applies to our employees and directors. We have also adopted Corporate Governance Guidelines that promote the functioning of the Board of Directors and its committees and sets forth expectations as to how the Board of Directors should perform its functions. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board of Directors meetings, Board of Directors committees, management succession, evaluation and compensation of senior officers, expectations of directors and information regarding the annual performance evaluation of the Board of Directors.

The Committee Charters, Code of Business Ethics and Corporate Governance Guidelines are posted on our website at www.realtyincome.com and will be provided without charge upon request to the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. Our Audit Committee Charter was updated in February 2009.  Our Strategic Planning Committee Charter was updated in March 2009. Our Compensation Committee and Nominating/Corporate Governance Committee Charters were last updated in February 2010. We intend to disclose future amendments to or waivers of certain provisions of our Code of Business Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.realtyincome.com within five business days following such waiver or as otherwise required by the SEC or the NYSE. The information contained on our website is not incorporated by reference into and does not form a part of this Proxy Statement.

Our Board of Directors has adopted a "whistleblower" policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control or auditing.

Board Independence

Our Board of Directors has determined that each of our current directors, except for Mr. Lewis, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, currently in effect. Our Board of Directors established and employed the following categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent:

•             The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries;

•             An immediate family member of the director is, or has been within the last three years, our executive officer or an executive officer of any of our subsidiaries;

•             The director (or an immediate family member of the director) received during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•             The director was affiliated with or employed within the last three years by our present or former (internal or external) auditor or an immediate family member of the director was affiliated with or employed within the last three years in a professional capacity by our present or former (internal or external) auditor;

•             The director (or an immediate family member of the director) is, or has been within the last three years, employed as an executive officer of another company where any of our executives served on that company's compensation committee;

•             The director is a current employee of, or an immediate family member of the director is a current executive officer of, another company that made payments to, or received payments from us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•             The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company's indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of such other company; and

•             The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation's) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million, or five percent (5%) of that organization's consolidated gross revenues.

 “Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

COMMITTEES OF THE BOARD OF DIRECTORS

Name	Audit	Compensation	Nominating/ Corporate Governance	Strategic Planning
Kathleen R. Allen, Ph.D.	•	•		+
Priya Cherian Huskins			+	•
Michael D. McKee	•	+	•
Gregory T. McLaughlin	•	•		•
Ronald L. Merriman	+		•	•
• Member
+ Chairperson

Mr. Cameron, as Chairman of the Board of Directors, is an ex officio member of each of the Committees.

Audit Committee

The Audit Committee of our Board of Directors was established in accordance with Section 10A-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and is comprised of Dr. Allen and Messrs. McKee, McLaughlin and Merriman (Chairman).  Our Board of Directors has determined that Mr. Merriman and Mr. McKee qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE. All of the members of the Audit Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above, and the audit committee requirements of the SEC. Additionally, our Board of Directors has considered Mr. Merriman’s concurrent service on the audit committees of more than three public companies and has determined that such simultaneous service does not impair his ability to effectively serve as Chairman of our Audit Committee.

The Audit Committee’s principal responsibilities include:

•             Compliance with legal and regulatory requirements;

•             The integrity of our financial statements; and

•             The selection, approval and engagement of our independent registered public accounting firm, approval of any special assignments given to the independent registered public accounting firm and review of:

o            The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;

o            The independence and qualifications of the independent registered public accounting firm;

o            The effectiveness and efficiency of our internal accounting function; and

o            Any proposed significant accounting changes.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Dr. Allen and Messrs. McKee (Chairman) and McLaughlin.  All of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as discussed above, are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee’s principal responsibilities include:

•             Establishing remuneration levels for our officers;

•             Reviewing management organization and development;

•             Reviewing significant employee benefits programs; and

•             Establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

The Compensation Committee regularly reviews and approves our executive compensation strategies and principles to ensure that they (i) are aligned with our business strategies and objectives, (ii) encourage high performance, (iii) promote accountability and (iv) assure that employee interests are aligned with the interests of our stockholders. In addition, the Compensation Committee:

•             Conducts an annual review of our compensation philosophy, including a review of our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes;

•             Conducts an annual review of and approves the goals and objectives relating to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of our business strategies and objectives and determines and approves the compensation of the chief executive officer based on such evaluation;

•             Conducts an annual review of and approves all compensation for all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act), all of our other employees and the employees of our subsidiaries with a base salary greater than or equal to $200,000;

•             Reviews and approves all officers’ employment agreements and severance arrangements;

•             Manages and annually reviews executive annual bonus and long-term incentive compensation;

•             Manages and annually reviews employee pension and welfare benefit plans (including 401(k) and other plans); and

•             Sets performance targets under all annual bonus and long-term incentive compensation plans as appropriate.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from the chief executive officer and management, from an outside compensation consultant it selects and retains and, as appropriate, in consultation with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee in its charter.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP, a nationally-known executive compensation and benefits consulting firm specializing in real estate companies, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel as further described in the “Compensation Discussion and Analysis” section. The consultant does not perform any other services for the Company.

The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to the chief executive officer and other executives holding the title of vice president or higher. The Compensation Committee reviews the performance and compensation of the chief executive officer, and all of the Named Executive Officers. The chief executive officer, as well as the president, chief operating officer, annually assist in the review of the compensation of our other executive officers and members of senior management. The chief executive officer makes recommendations with respect to salary adjustments, annual bonuses and restricted stock awards to the Compensation Committee based on his review of each executive’s performance in relation to the guidelines established at the commencement of the year, compensation for similar positions at peer companies and the company’s performance for that year.

Strategic Planning Committee

The Strategic Planning Committee of our Board of Directors is comprised of Dr. Allen (Chairwoman), Ms. Huskins and Messrs. McLaughlin and Merriman.  All of the members of the Strategic Planning Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as previously discussed.  The Strategic Planning Committee works with management to review initiatives designed to achieve our continued growth and to enhance stockholder value.  The Strategic Planning Committee also assists management in looking beyond traditional quarterly and annual perspectives in considering our longer-term goals.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of our Board of Directors is comprised of Ms. Huskins (Chairwoman) and Messrs. McKee and Merriman. All of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as previously discussed. The Nominating/Corporate Governance Committee’s principal purpose is to provide counsel to our Board of Directors on the broad range of issues surrounding the composition and operation of the Board of Directors, including:

•             Development and review of the qualifications and competencies required for membership on our Board of Directors;

•             Reviewing and interviewing qualified candidates to serve on our Board of Directors;

•             Structure and membership of the committees of our Board of Directors; and

•             Succession planning for our executive management.

The Nominating/Corporate Governance Committee also provides recommendations to the Board of Directors in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors and management, review of Board of Director compensation, and review and consideration of developments in corporate governance practices.  The Nominating/Corporate Governance Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.  On an annual basis, the Nominating/Corporate Governance Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board of Directors and all committees thereof, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors.  In reviewing and considering potential nominees for the Board of Directors, the Nominating/Corporate Governance Committee looks at the following qualities, skills and attributes:

•             Experience in corporate governance, for example as an officer or former officer of a publicly-held company;

•             Experience in our industry and a general business understanding of major issues facing public companies;

•             Experience as a member of the board of directors of another publicly-held company;

•             Personal and professional integrity, ethics, values and absence of conflicts of interest;

•             Ability to fairly and equally represent all shareholders of the Company and time to devote to being a director;

•             Practical and mature business judgment, including the ability to make independent analytical inquiries and function effectively in an oversight role;

•             Academic expertise in an area of our operations and achievement in one or more applicable fields;

•             Background in financial and accounting matters; and

•             Diversity in terms of background, expertise, perspective, age, gender and ethnicity.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for directors by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of management for their recommendations. The Nominating/Corporate Governance Committee may also hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the chairwoman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by the chief executive officer and one or more members of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received by stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies our Board of Director’s criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement and as is required by our Bylaws. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Realty Income stockholdings and must also comply with the advance notice provisions of our Bylaws. All communications are to be directed to the chairwoman of the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. Recommendations received before October 28, 2010 or after November 27, 2010 (more than 150 days or less than 120 days prior to the first anniversary of the date of the Proxy Statement for the previous year’s annual meeting of stockholders) will not be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for 2011 Annual Meeting” in this Proxy Statement. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Board Leadership

The Nominating/Corporate Governance Committee also evaluates Board of Directors leadership structure. Currently, the positions of our chairman of the Board of Directors and chief executive officer have been separated.  Mr. Cameron serves as the non-executive Chairman of the Board of Directors and Mr. Lewis serves as our Chief Executive Officer and as a member of our Board of Directors. The Board of Directors believes this is the most appropriate structure at this time because it makes the best use of both Mr. Cameron's and Mr. Lewis's leadership skills.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing us. During the year, management and the Board of Directors jointly discuss major risks that they feel face our business. Throughout the year, the Board of Directors, and the committees to which it has delegated responsibility, dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.  Strategic and operational risks are presented and discussed in the context of the chief executive officer’s report on operations to the Board of Directors at regularly scheduled Board of Directors meetings and at presentations to the Board of Directors and its committees by senior management.  The Board of Directors has delegated responsibility for the oversight of specific risks to Board of Directors committees as follows:

•                  The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks;

•                  The Strategic Planning Committee monitors the risks associated with meeting long-term goals, including evaluating the impact that future initiatives may have on risk decisions;

•                  The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions; and

•                  The Compensation Committee monitors the risks associated with management resources, structure, succession planning, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes. The total compensation of our executive officers is established via performance metrics and compared to peer groups by the Compensation Committee.

In addition to the compensation awarded to management, which is authorized by the Compensation Committee, management monitors incentive awards made to our staff and reviews those awards in light of the risks to which we may be subject. Our portfolio acquisition team receives discretionary bonuses based on acquisition transactions, which must be approved by our Investment Committee which is comprised of senior management. Our investor relations team receives discretionary bonuses based on their communications with financial advisors, and their time is monitored and approved by the vice president, corporate communications. Our portfolio management team receives bonuses based on the releasing and sales of properties in our portfolio. All of these transactions are approved by the executive vice president, portfolio management.

We do not believe that our compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on us.  Employees are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten our long-term value. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock awards, thereby giving employees additional incentives to protect our long-term value.

Meetings and Attendance

Our Board of Directors met 13 times during 2009. In 2009, the Audit Committee met seven times, the Compensation Committee met six times, the Nominating/Corporate Governance Committee met four times and the Strategic Planning Committee met four times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our Board of Directors and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our directors attended the 2009 annual meeting of stockholders.

To ensure free and open discussion among the independent directors of our Board of Directors, only independent directors attend executive sessions of our Board of Directors. As the non-executive chairman of our Board of Directors, Mr. Cameron presided at each executive session. The Board of Directors met in executive session four times during 2009.

Communications with the Board

Stockholders and other interested parties may communicate with the chairman of our Board of Directors or with the non-employee directors, as a group, by sending an email to mpfeiffer@realtyincome.com or by regular mail addressed to the Chairman of the Board of Directors, c/o the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. All correspondence will be forwarded promptly by the corporate Secretary to the chairman of our Board of Directors.

Compensation of the Company’s Directors

None of our officers receive or will receive any compensation for serving as a member of our Board of Directors or any of its committees. Our directors received the following aggregate amounts of compensation for the year ended December 31, 2009:

Name	Fees earned or paid in cash(1)	Stock awards(2)	All other compensation(3)	Total
Kathleen R. Allen, Ph.D.(4)	$ 35,000	$ 85,840	$ 4,916	$ 125,756
Donald R. Cameron(4)	47,834	85,840	8,846	142,520
William E. Clark, Jr.(4)(5)	5,667	0	680	6,347
Priya Cherian Huskins(4)	30,923	85,840	14,038	130,801
Roger P. Kuppinger(4)(5)	17,212	0	1,703	18,915
Thomas A. Lewis(4)(5)	0	0	0	0
Michael D. McKee(4)	37,673	85,840	2,500	126,013
Gregory T. McLaughlin(4)	27,500	85,840	12,898	126,238
Ronald L. Merriman(4)	39,769	85,840	18,167	143,776
Willard H Smith Jr(4)(5)	10,231	0	5,356	15,587

(1)                 Fees earned or paid in cash include retainers and Board of Director meeting fees.  Retainers include (i) an annual fee retainer of $15,000 for each Board of Director member ($30,000 for the chairman of our Board of Directors), (ii) an Audit Committee chair retainer of $15,000, (iii) a Compensation Committee chair retainer of $10,000, (iv) a Nominating/Corporate Governance Committee chair retainer of $5,000 and (v) a Strategic Planning Committee chair retainer of $5,000. Board of Director meeting fees are $1,000 per meeting in person ($1,500 for the chairman of our Board of Directors) and $500 for telephonic attendance ($750 for the chairman of our Board of Directors). Committee meeting fees are $500 per meeting in person ($1,000 for the chairperson of the committee) and $250 for telephonic attendance ($500 for the chairperson of the committee).

(2)                 On May 12, 2009, each non-employee director who continued service after our 2009 Annual Meeting received 4,000 shares of restricted stock with a grant date fair value of $85,840, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 12, 2009 of $21.46, as prescribed by Accounting Standards Codification Topic 718. All of these stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and all shares, including shares of restricted stock, are eligible to receive distributions from the date of grant.

(3)                 For all directors except Mr. Cameron and Mr. Smith, amounts represent distributions paid on shares of restricted stock during the year ended December 31, 2009. For Mr. Cameron, amount represents distributions paid on shares of restricted stock during the year ended December 31, 2009 and his pro-rated annual fee retainer of $6,346 as a director of Crest Net Lease, Inc. (Crest), a wholly owned subsidiary of Realty Income. For Mr. Smith, amount represents distributions paid on shares of restricted stock during the year ended December 31, 2009 and his pro-rated annual fee retainer of $3,654 as a director of Crest.

(4)                 As of December 31, 2009, the non-employee directors did not hold any stock options, but held the following number of shares of restricted stock:

Name	Shares of restricted stock held at December 31, 2009
Kathleen R. Allen, Ph.D.	1,800
Donald R. Cameron	800
William E. Clark, Jr.	0
Priya Cherian Huskins	8,001
Roger P. Kuppinger	0
Michael D. McKee	800
Gregory T. McLaughlin	8,001
Ronald L. Merriman	10,401
Willard H Smith Jr	0

(5)                 Mr. Clark retired from the Board of Directors on February 10, 2009, while Mr. Kuppinger and Mr. Smith retired from the Board of Directors effective as of our annual meeting on May 12, 2009. Mr. Lewis, our Chief Executive Officer, does not receive any compensation for his services on our Board of Directors or as a director of Crest.

Stock Awards for Directors

Our 2003 Incentive Award Plan, as amended, provides that upon the initial election to our Board of Directors and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each director who is not a Realty Income officer is automatically granted 4,000 shares of our common stock. The vesting schedule for shares granted to non-employee directors is as follows:

•            For directors with less than six years of service at the date of grant, shares vest in 33.33% increments on each of the first three anniversaries of the date the shares of stock are granted;

•            For directors with six years of service at the date of grant, shares vest in 50% increments on each of the first two anniversaries of the date the shares of stock are granted;

•            For directors with seven years of service at the date of grant, shares are 100% vested on the first anniversary of the date the shares of stock are granted; and

•            For directors with eight or more years of service at the date of grant, there is immediate vesting as of the date the shares of stock are granted.

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Director and committee meetings and conferences with our senior management, in accordance with our travel policy.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information as of March 26, 2010 concerning our executive officers:

Name	Title	Age

Thomas A. Lewis	Vice Chairman of the Board of Directors and Chief Executive Officer	57
Gary M. Malino	President, Chief Operating Officer	52
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	44
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	49
Richard G. Collins	Executive Vice President, Portfolio Management	61
Robert J. Israel	Senior Vice President, Research	50
Laura S. King	Senior Vice President, Assistant General Counsel and Assistant Secretary	48

Executive Officer Biographies

Thomas A. Lewis's biographical information is set forth above under Board of Director Biographies.

Gary M. Malino is our president, chief operating officer. He joined us in 1985 and served in various executive positions until 1994 when he was named chief financial officer and treasurer. During 2001 Mr. Malino was promoted to president, chief operating officer. Prior to joining Realty Income, he was a certified public accountant for a Los Angeles based accounting firm (1981-1985) and assistant controller with McMillin Development Company, a real estate development company (1979-1981).

Paul M. Meurer is our executive vice president, chief financial officer and treasurer, positions he has held since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.'s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990).

Michael R. Pfeiffer is our executive vice president, general counsel and secretary. He joined us in 1990 and served as corporate counsel until 1995 when he was named general counsel and secretary. Mr. Pfeiffer left us in September 2001 and served as executive vice president and general counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as executive vice president, general counsel and secretary. Prior to 1990, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.

Richard G. Collins is our executive vice president, portfolio management. He joined us in 1990 and has served in a variety of positions, including vice president, portfolio management and senior vice president, portfolio acquisitions. He was promoted to his current position in August 2005. Prior to becoming executive vice president, portfolio management, Mr. Collins served as the president of our subsidiary, Crest. Prior to joining us, he was involved as a principal in the acquisition and sale of land and commercial real estate, as a general partner for land and commercial real estate partnerships (1979-1990) and as a leasing and sales specialist in the Office Properties Division for Grubb & Ellis Commercial Real Estate Services (1974-1979).

Robert J. Israel is our senior vice president, research.  He joined us in 1997 and served as senior research director, associate vice president and vice president of research prior to being promoted to this current position in 2006.  Prior to joining us, Mr. Israel was a vice president of corporate banking for First National Bank and a corporate banker for City National Bank.

Laura S. King is our senior vice president, assistant general counsel and assistant secretary.  Prior to being promoted to this position in December 2008, she was our vice president, assistant general counsel and assistant secretary.  She joined us in 1985 and held various investor services and legal positions until her promotion to vice president, assistant general counsel in 1998.  Prior to joining us, Ms. King held various accounting positions with Southern California Savings and Loan Associations.  She is a licensed attorney and member of the State Bar of California.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation policies and programs for our executive officers, including our Named Executive Officers, as such term is defined in the Summary Compensation Table in this Proxy Statement. The Compensation Committee administers the compensation policies and programs for our executive officers and certain other officers. The Compensation Committee regularly reviews and approves our executive compensation principles and programs to ensure that they are aligned with our business strategies and objectives, encourage high performance, promote accountability, minimize risk, and assure that management’s interests are aligned with the interests of our stockholders.

Overview of Compensation Philosophy and Programs

In 2009, the composition of the Compensation Committee changed and it was determined that the Compensation Committee would undertake an expanded review of the design and competitiveness of our compensation programs with the assistance of an outside compensation consultant. In connection with this review, the Compensation Committee re-affirmed its belief that executive compensation should reflect the value created for our stockholders, while supporting our business strategies, long-range plans, the markets we serve, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. To this end, our compensation programs:

•            stress financial and operational achievements;

•            strengthen the relationship between pay and performance by providing annual cash bonuses and equity awards that are determined after consideration of the level of our success, particularly in certain identified areas of performance;

•            are designed to reward executive officers for long-term strategic management of our performance and the enhancement of stockholder value by providing equity awards that align the financial interests of the executive officers with those of our stockholders; and

•            are competitive with companies in the real estate investment trust (REIT) industry with which we compete for executive talent and are designed to retain key members of management.

To achieve our goals, the Compensation Committee offers executive officers a compensation package that is mainly comprised of the elements described in the table below.  We believe that each of these elements and their combination is necessary to support our overall compensation objectives.

Element	Objective Served
Base Salary	Provides a degree of financial certainty and security, rewards performance of core job duties, and recognizes individual achievements, contributions and tenure.
Annual Cash Incentive Bonus

Recognizes and rewards financial, operational, market and strategic short term achievements. Determined by Compensation Committee in its discretion, after year end, based on its review of a number of performance areas.

Equity Based Long Term Incentive Awards – Restricted Stock	Supports our long term performance and strengthens the mutuality of interests between our executive officers and our stockholders.
Severance and Change in Control Payments and Benefits	Promotes executive recruitment and retention. Ensures best efforts for the benefit of our stockholders in the event of an actual or threatened change of control.

Compensation Decision Process

Compensation Consultant

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP (FPL), a nationally-known executive compensation and benefits consulting firm specializing in real estate companies, to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions. In addition, the consultant performs special executive compensation projects and consulting services from time to time, as directed by the Compensation Committee. In 2009, the Compensation Committee undertook a more extensive review of its program designs and guidelines, as well as its annual review of the competitiveness of its compensation program and the market practices of its peer groups. The consulting services provided by FPL in connection with these reviews included:

•            Reviewing the current compensation program in place for the Named Executive Officers and structuring a compensation program that meets the objectives outlined by the Compensation Committee;

•            Benchmarking the compensation for the Named Executive Officers against an updated list of appropriate peer groups;

•            Identifying the appropriate mix between compensation components, including base salary, annual incentives, long-term incentive compensation and total remuneration;

•            Discussing market-based incentive programs, including performance metrics and targets, within the peer group companies, and providing guidance and recommendations for design modifications to program elements; and

•            Reviewing an overview of industry trends as it relates to human capital across the entire real estate industry.

FPL reports to the chairman of the Compensation Committee and the other committee members and works with management as directed by the Compensation Committee.  The Compensation Committee retains the right to terminate or replace the consultant at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors as it deems necessary.

Peer Group Data

The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards. From November 2009 through January 2010, the Compensation Committee reviewed peer group data to assist in its determination regarding bonuses and equity awards to be earned for 2009 performance, as well as any salary increases for 2010. A similar process was conducted at the end of 2008 for the salaries established for 2009 and for the equity awards granted on the first day of 2009.  The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that we provide to our executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance. This approach enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for the future.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of our peer groups and the criteria and data used in compiling our peer group lists, and considers modifications to this group. During November 2009, the Compensation Committee reviewed data provided by FPL regarding the appropriate companies to include in the peer group and the effect any change in the peer group would have on our standing within the peer groups. The peer groups recommended by our consultant and used by the Compensation Committee are all public real estate companies and are divided into two groups based on size and geography, consistent with prior years, as listed below:

•            Size-Based Peer Group.  This peer group consists of 18 public real estate companies that focus on a variety of asset classes and are similar in size to us in terms of total capitalization (common and preferred stock and long term debt).  This peer group has total capitalization ranging from approximately $1.6 billion to $7.9 billion (as of October 30, 2009).  Companies were selected so that we approximate the median.

•            Geographic-Based Peer Group.  This peer group consists of 11 public real estate companies, each with corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes and has total capitalization ranging from approximately $1.0 billion to $14.5 billion (as of October 30, 2009).

Size-Based Peer Group	Geographic-Based Peer Group
BioMed Realty Trust, Inc.	Alexandria Real Estate Equities, Inc.
Corporate Office Properties Trust	BioMed Realty Trust, Inc.
Cousins Properties Incorporated	BRE Properties, Inc.
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
Entertainment Properties Trust	Douglas Emmett, Inc.
Equity One, Inc.	Essex Property Trust, Inc.
Essex Property Trust, Inc.	HCP, Inc.
Federal Realty Investment Trust	Mission West Properties, Inc.
Health Care REIT, Inc.	Nationwide Health Properties, Inc.
Home Properties, Inc.	PS Business Parks, Inc.
Lexington Realty Trust	Sunstone Hotel Investors, Inc.
Liberty Property Trust
Mid-America Apartment Communities, Inc.
National Retail Properties, Inc.
Nationwide Health Properties, Inc.
Taubman Centers, Inc.
UDR, Inc.
Weingarten Realty Investors

The peer groups listed above differ slightly from the peer groups we used in 2008.  In November 2009, the Compensation Committee decided to add six companies to the size-based peer group (Digital Realty Trust, Inc.; Entertainment Properties Trust; Essex Property Trust, Inc.; Health Care REIT, Inc.; Liberty Property Trust; and UDR, Inc.) and one company to the Geographic-Based Peer Group (HCP, Inc.) and remove six companies from the size-based peer group (CBL & Associates Properties, Inc.; Choice Hotels International, Inc.; First Industrial Realty Trust, Inc.; Pennsylvania Real Estate Investment Trust; Post Properties, Inc.; and Washington Real Estate Investment Trust), due to the high volatility in the public REIT marketplace and the desire for us to approximate the median of this group.

In addition, FPL provided compensation information for an additional group of peers referred to as the “Supplemental Asset-Based Peer Group”, comprised of four net-leased companies comprised of Entertainment Properties Trust, Lexington Realty Trust, Getty Realty Corp and National Retail Properties, Inc., for review by the Compensation Committee.

Management Involvement

In setting compensation for our executive officers, the Compensation Committee solicits appropriate input from our chief executive officer and our president, chief operating officer, concerning each of our other executive officers. In addition, from time to time, the Compensation Committee will direct management to work with its consultant in providing proposals, program design, and compensation recommendations.  Each year our chief executive officer provides the Compensation Committee with a report regarding our performance for the past fiscal year under various performance metrics and discusses his assessment of individual performance, as requested.  In addition, at the request of the Compensation Committee, our chief executive officer makes recommendations regarding salary, bonus and equity awards for each executive officer other than himself.  The Compensation Committee considers these recommendations and other factors as discussed below in making the final determinations.

Components of Executive Compensation

Overview

As part of its more extensive review of our compensation programs and levels that occurred in 2009 and early 2010, the Compensation Committee determined that our compensation program should achieve the following objectives:

•                  for compensation payable for the fiscal year 2010, and thereafter, focus on having the aggregate of the total remuneration for our top five executive officers as a group approximate 90% to 110% of our peer group median;

•                  employ companywide metrics for consideration by the Compensation Committee in granting cash bonuses and long term incentive awards;

•                  have the aggregate of cash bonuses and long-term incentive awards for our Named Executive Officers as a group range between the twenty-fifth percentile to the seventy-fifth percentile of our peer group, depending upon our performance;

•                  base the individual salaries for the top five executives on their position, responsibilities, tenure, long-term success in their position and peer compensation; and

•                  the Compensation Committee retains discretion in all compensation matters.

These objectives influenced the Compensation Committee’s decisions as they relate to 2010 base salary increases, restricted stock awards granted in January 2010 for 2009 performance, bonus payout deliberations and determinations for 2009 performance, and the establishment of parameters for awarding bonuses and equity to be implemented for 2010, as discussed below.

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability, reward them for performing their core job duties and responsibilities, recognize their tenure and are used to attract and retain highly qualified individuals. The Compensation Committee annually reviews and determines the base salaries of our executive officers at the commencement of each year. Base salaries are also evaluated at the time of a promotion or other significant change in responsibilities. Increases in base salaries are based on the Compensation Committee’s evaluation of such factors as an executive officer’s level of responsibility and development potential, the results previously achieved by the executive officer, and the level of pay of the executive officer relative to other similarly situated executive officers at our peer companies.

At the commencement of 2009, the Compensation Committee determined not to increase the base salary levels of our Named Executive Officers, which salaries had been in place since 2001 for our chief executive officer and since 2006 for our other Named Executive Officers.  The base salaries were continued at their historic levels in light of the Compensation Committee's review of total compensation paid to these executive officers.

In connection with its review of fiscal 2009 performance and setting of compensation in January 2010, the Compensation Committee determined to increase the base salaries paid to Messrs. Lewis, Malino, Meurer and Pfeiffer commencing January 1, 2010. These salary increases were implemented after consideration of the comparison salary information provided by FPL.  The Compensation Committee felt that increases were warranted for Messrs. Lewis, Malino, Meurer and Pfeiffer based on a review of the comparison salaries for similarly situated positions and largely because Mr. Lewis’s salary has remained constant since 2001 and Messrs. Malino's, Meurer's and Pfeiffer's salaries have remained constant since 2006.  The market data reviewed for Mr. Collins’s position showed that his compensation did not warrant an increase at this time.

Named Executive Officer	Title	2009 Salary	2010 Salary

Thomas A. Lewis	Vice Chairman of the Board of Directors and Chief Executive Officer	$350,000	$550,000
Gary M. Malino	President, Chief Operating Officer	325,000	400,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	300,000	325,000
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	275,000	300,000
Richard G. Collins	Executive Vice President, Portfolio Management	220,000	220,000

Performance Metrics

At the end of each year, our chief executive officer provides the Compensation Committee with a report regarding our performance for the year and an evaluation based on a scale of “needs improvement,” “average,” “excellent” and “outstanding.” The Compensation Committee evaluates our actual performance under these metrics and considers this evaluation in determining the executive officer’s annual cash bonuses and equity awards.

Annual Cash Bonuses

Annual cash bonuses are designed to supplement the pay of our executive officers (and other key management personnel) so that their total compensation is competitive and properly rewards the executive officers for their efforts in achieving our objectives. For 2009, as in prior years, there was no specific bonus formula or percentage tied to the achievement of any of the performance metrics, no targets for the performance metrics and no targeted bonus opportunities per executive officer.  Rather, in determining cash bonuses, the Compensation Committee considered our performance under the metrics discussed below, market conditions and our relative performance within our industry, along with other factors, including other business-unit related or individual achievements, as the Compensation Committee deems relevant.

The primary factors considered by the Compensation Committee in assessing 2009 company performance were as follows:

•                  Common Stockholder Returns – We paid twelve regular monthly dividends during 2009 in the amount of $1.706625 per share. The dividend was increased four times, which equated to a 2.7% increase over 2008. Based on an opening stock price for the year of $23.15 and a dividend of $1.706625 per share, our stockholders received a yield of 7.4% during 2009. The price of our shares increased in 2009 from $23.15 at December 31, 2008 to $25.91 at December 31, 2009, an increase of $2.76 per share or 11.9%. The 2009 total return to stockholders was 19.3% based on a share price increase of $2.76 and dividends of $1.706625 per share. The Compensation Committee concurred that this was an excellent total return for stockholders and an excellent increasing dividend income to our stockholders, comparing very favorably to the market and our peer groups.

•                  Funds From Operations – FFO increased by $4.9 million, or 2.6%, to $190.4 million in 2009 from $185.5 million in 2008.  On a per share basis, FFO increased 0.5% to $1.84.  The dollar percentage increase in FFO was higher than the FFO per share percentage increase due to an increase in the total shares outstanding as a result of a common stock offering in September 2008. The increase in FFO was positively impacted by cash used to pay off $120 million of notes in the past year and the acquisition of new properties, which was partially offset by rent reductions for certain leases. Overall, the Compensation Committee concurred that the 2.6% increase in FFO and the $1.84 in FFO per share in 2009 was outstanding in comparison to the FFO growth of our peer groups.

•                  Acquisitions – The level of our acquisitions for 2009 was $57.9 million versus $189.6 million in 2008.  Crest had no acquisitions in 2008 or 2009. The cap rates or yields in 2009 averaged 9.7% as compared to 8.7% in 2008. Given the general market conditions, the Compensation Committee concurred that the level of acquisitions at relatively strong cap rates represented average performance.

•                  Portfolio Management – Occupancy at year end was 96.8% or 75 properties available for lease at December 31, 2009 versus 97.0% or 70 properties available for lease at December 31, 2008. For 2009, we sold 21 vacant properties and leased 32 vacant properties to new tenants.  During these difficult economic times, we averaged about one property sold or leased to a new tenant per week.  In addition, during 2009, we renewed 92 leases to existing tenants, experienced 41 lease expirations that were not renewed and had 23 lease defaults. Considering the increase in the number of properties experiencing lease expiration and the properties returned to us being among our toughest properties to release, the Compensation Committee concurred that our occupancy level was excellent performance given the market conditions. During 2009, same store rents on 2,063 properties under lease increased 0.4%, as compared to 2008, which was also considered excellent performance given the general economy.

•                  Balance Sheet –At December 31, 2009, our total outstanding credit facility borrowings and outstanding notes were approximately 30.8% of our total market capitalization of $4.4 billion.  Likewise, for 2009, our debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio was 4.5 times, our interest coverage ratio was 3.5 times and our fixed charge coverage ratio was 2.7 times. We currently have one of the strongest balance sheets in the REIT industry and the Compensation Committee concurs that performance in this area was excellent.

Based on our performance, our chief executive officer made recommendations to the Compensation Committee regarding the amount of cash bonus to be paid to the executive officers (other than himself).  The Compensation Committee reviewed our performance, the recommendations of our chief executive officer, past bonus payments and the market data in determining the final bonus payment for each executive officer.  In general, the Compensation Committee awarded bonuses that were slightly higher than recommended by our chief executive officer.  The Compensation Committee approved cash bonuses in January 2010 for the 2009 year for Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins in the amounts of $1,015,000, $480,000, $335,000, $285,000, and $230,000, respectively.  The bonuses paid to Mr. Lewis and Mr. Collins represented the largest increase over prior year bonuses.  The amount of Mr. Lewis's bonus was based upon the Compensation Committee's observation that Mr. Lewis's cash compensation was below the market median of the peer group comparison and that our performance for 2009 was strong given a difficult economic environment, as outlined above.  Mr. Collins's larger bonus was based upon the strong portfolio occupancy of 96.8% and the amount of successful re-leasing activities for 2009 in a very difficult leasing environment.

Changes to Bonus Program for 2010

For our 2010 annual cash bonus program, the Compensation Committee has determined to provide more structure, while at the same time preserving flexibility to make determinations based on the Compensation Committee’s assessment of performance, market conditions and market data at the close of the year.  For the 2010 program, the Compensation Committee established targeted cash bonus payments, expressed as a percentage of base salary, to guide it in its determinations regarding the amount of bonus to be paid to each executive officer.  The Compensation Committee may, in its discretion, deviate from these targeted bonus amounts based on company performance, the status of our industry, market conditions, individual performance, peer group practices and such other factors as it deems relevant.  The guideline percentages for 2010 cash bonuses are 200% of base salary for our chief executive officer, 125% of base salary for our chief operating officer and 100% of base salary for our other Named Executive Officers. These percentages, when combined with changes to our equity based grant guidelines discussed below, are expected to establish total remuneration for the Named Executive Officers as a group at approximately 90% to 110% of our peer group median.

For the 2010 annual cash bonus program, the Compensation Committee also established certain general performance metrics, consistent with many of the metrics reviewed in 2009 and prior years, and weightings to provide a more formal structure to guide management in its performance and to guide the Compensation Committee in its determinations.  The Compensation Committee did not establish any specified targets, goals or objectives within these metrics and will base its determinations on its year-end assessment of our absolute and relative performance under these metrics, and the challenges faced by us.  The guideline performance metrics and their weightings are as follows:

Performance Metric	Weighting
SHAREHOLDER RETURNS • Dividend increases • Dividend growth • Stock Price Performance • Total Return (Most Recent Year) • Total Return Relative to its Peers (1, 3 & 5-Year)	30.0%
FUNDS FROM OPERATIONS • FFO per Share Growth Absolute (1, 3 & 5-Year) • FFO per Share Growth Relative to its Peers (1, 3 & 5-Year)	20.0%
ACQUISITIONS • Acquisitions Levels and Yields	10.0%
PORTFOLIO MANAGEMENT • Portfolio Occupancy • Same Store Rent Growth	15.0%
BALANCE SHEET • Debt to Equity Market Capitalization • Debt to EBITDA • Interest Coverage Ratio • Fixed Charge Coverage Ratio • Relative Comparison to Peers of Above Metrics	25.0%

Equity Based Long-Term Incentive Awards

The Compensation Committee grants restricted stock awards on an annual basis in recognition of the executives’ and our performance for the prior fiscal year.  The restricted stock awards are designed to increase executive officers’ common stock ownership, motivate our executive officers to improve long-term common stock dividend performance, encourage long-term dedication and operate as a retention mechanism for key members of our management.  Restricted stock awards to our executive officers have historically been approved by the Compensation Committee at their meeting in December of each year based on our performance to date and the awards are effective as of January 1 of the following year.  The Compensation Committee implemented slightly modified grant practices for the stock awards granted based on 2009 performance in order to ensure that it was reviewing company performance for the full fiscal year.  Thus, for the restricted stock awards earned for 2009, the Compensation Committee granted restricted stock to our executive officers on January 5, 2010, the date of its meeting, after its review of our 2009 performance.

The determination of the amount of restricted stock awards granted each January is based on how we performed under our performance metrics as previously discussed and on market data that year.  While the restricted stock is not awarded until January of the succeeding year, the Compensation Committee considers these awards as earned based on our performance for the prior year.  Thus, the restricted stock awards shown in the Grants of Plan Based Award table for 2009 were granted in January 2009 based on 2008 performance.

The compensation data from our peer groups for 2009 demonstrated that the value of our equity based long term incentives was generally well below the median of our peer group companies, and as a result our pay mix was not in keeping with our peer groups.  In light of this and our relatively strong performance for 2009, the Compensation Committee determined to increase the number of shares of restricted stock awarded to our executive officers.  As part of its process of implementing its new objectives to target total remuneration at or around the median of our peer groups, and to increase the percentage of compensation that is variable, at risk and tied to the interests of our stockholders, the Compensation Committee determined a targeted base salary multiple for the restricted stock awards to be granted to each executive officer based on the executive officer’s base salary. Actual awards depend on our performance in accordance with the performance metrics reviewed by the Compensation Committee at the close of each year and such other factors as the Compensation Committee determines is relevant. The targeted base salary multiple to be granted to each of our executive officers is as set forth in the table below.  The Compensation Committee may, in its discretion, choose to grant shares either below or above this multiple.

Named Executive Officer	Title	Targeted Base Salary Multiple	2010 Award(1)

Thomas A. Lewis	Vice Chairman of the Board of Directors and Chief Executive Officer	3.00x	50,000
Gary M. Malino	President, Chief Operating Officer	2.00x	30,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	1.75x	20,000
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	1.75x	20,000
Richard G. Collins	Executive Vice President, Portfolio Management	1.75x	20,000

(1)     The grants of restricted stock on January 5, 2010 represent the awards to each of the Named Executive Officers based on 2009 performance.

In August 2008, our Board of Directors approved a new vesting schedule for shares granted to employees after August 20, 2008.  The reason for this change was to provide a shorter vesting period for employees who were closer to the age of retirement to enable them to realize the value of their award, and to adjust the vesting period for employees age 55 and below to be more in line with comparable vesting schedules in the market.  As a result of the new policy, the 2009 restricted common stock awards granted on January 5, 2010 to Messrs. Malino, Meurer and Pfeiffer vest over five years, those granted to Mr. Lewis vest over four years and those granted to Mr. Collins vested immediately on the grant date. Distributions are paid on the total grant amount from the date of the grant.

No Perquisites Other Than Those Offered to Salaried Employees

The Named Executive Officers do not receive any other perquisites other than the similar benefits offered to our salaried employees, including employer matching contributions to their 401(k) savings accounts and coverage under a health and disability insurance program.

Severance and Change in Control Arrangements

We have entered into employment agreements with each of our Named Executive Officers, and other executive officers, which provide for severance payments and other benefits to the officers if their employment is terminated by us without cause or following a change of control of us. These agreements were revised to be effective as of January 1, 2010 to reflect the increased salaries approved by the Compensation Committee, to clarify that all bonus payments are in the discretion of the Compensation Committee and to make other non-material clarifying changes and to ensure compliance with Section 409A of the Internal Revenue Code. In general, the employment agreement provides that in the event of a change in control and a qualifying termination within 12 months after the change in control, we will provide severance equal to 18 months of base salary plus the average bonus paid over the past three years, and we will provide continued medical insurance for 18 months following termination.  In the event a qualifying termination occurs prior to or later than 12 months following a change of control, the benefits equal 12 months of base salary plus the average bonus paid over the past three years, and we will provide continued medical insurance for 12 months following termination.  In addition, upon a change of control all unvested shares of restricted stock accelerate. The Compensation Committee believes these benefit levels are reasonable.  The payments and benefit levels under the employment agreements did not influence and were not influenced by other elements of compensation. The agreements were designed to help attract and retain key employees, preserve employee morale and productivity and promote continuity of management in the event of an actual or threatened change in the control of us.  These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on his/her own job security.  We do not provide any tax-gross up payments.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than the chief financial officer. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance based” compensation as determined under Section 162(m). While the Compensation Committee considers whether to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee balances the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

Despite the fact that our incentive bonuses and stock-related awards for 2009 were determined by taking into consideration certain financial and strategic goals, the Compensation Committee did not apply these factors on a strict formulaic basis. As a result, our incentive bonuses and stock-related awards granted or earned in 2009 did not satisfy the “performance based” compensation requirements of Section 162(m).  As a result, compensation of $2.1 million, in aggregate, was not deductible from a tax perspective for 2009.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors of Realty Income Corporation, a Maryland corporation (“Realty Income”), that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2010 Annual Meeting of stockholders and in Realty Income’s 2009 Annual Report on Form 10-K.

Submitted on March 23, 2010 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.

Michael D. McKee, Chairman

Gregory T. McLaughlin

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	All Other Compensation(5)	Total

Thomas A. Lewis	2009	$ 350,000	$ 1,015,000	$ 463,000	$ 484,335	$ 2,312,335
Vice Chairman of the Board	2008	350,000	915,000	1,351,000	524,057	3,140,057
and Chief Executive Officer	2007	350,000	1,274,000	1,662,000	478,123	3,764,123

Gary M. Malino	2009	325,000	480,000	520,875	280,012	1,605,887
President and	2008	325,000	470,000	810,600	279,467	1,885,067
Chief Operating Officer	2007	325,000	785,000	983,350	248,376	2,341,726

Paul M. Meurer	2009	300,000	335,000	289,375	189,983	1,114,358
Executive Vice President,	2008	300,000	305,000	540,400	189,595	1,334,995
Chief Financial Officer and	2007	300,000	532,000	692,500	168,180	1,692,680
Treasurer

Michael R. Pfeiffer	2009	275,000	285,000	289,375	175,232	1,024,607
Executive Vice President,	2008	275,000	250,000	540,400	170,746	1,236,146
General Counsel and	2007	275,000	425,000	692,500	146,291	1,538,791
Secretary

Richard G. Collins	2009	220,000	230,000	300,950	66,753	817,703
Executive Vice President,	2008	220,000	165,000	432,320	106,704	924,024
Portfolio Management	2007	220,000	262,000	415,500	87,851	985,351

(1)	The amounts shown include amounts earned, but a portion of which may be deferred, at the election of the officer under our 401(k) retirement plan.

(2)	The bonuses shown for 2009 were paid in January 2010, the bonuses shown for 2008 were paid in January 2009 and the bonuses shown for 2007 were paid in January 2008.

(3)

Represents the grant date fair value of restricted stock grants, which is calculated by multiplying the applicable shares by the closing market price of our common stock on December 31, 2008, December 31, 2007 and December 29, 2006 (which represent the last business days before the grant dates of January 1, 2009, 2008 and 2007, since these grant dates were holidays) of $23.15, $27.02 and $27.70, respectively, as prescribed by Accounting Standards Codification Topic 718.

(4)

The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented above. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on January 5, 2010, which represents the award to each of the Named Executive Officers based on their 2009 performance. See footnote 3 to the “Grants of Plan-Based Awards Table.”

(5)

The following table sets forth distributions paid on restricted stock, matching contributions by us to the Named Executive Officer’s 401(k) savings account and the cost of term life premiums paid by us:

Name	Year	Distributions Paid on Restricted Stock	401(k) Matching Contributions	Group Term Life Insurance Payments	Total of All Other Compensation

Thomas A. Lewis	2009	$ 473,247	$ 8,250	$ 2,838	$ 484,335
	2008	513,469	7,750	2,838	524,057
	2007	468,855	7,750	1,518	478,123

Gary M. Malino	2009	270,244	8,250	1,518	280,012
	2008	270,199	7,750	1,518	279,467
	2007	239,108	7,750	1,518	248,376

Paul M. Meurer	2009	181,073	8,250	660	189,983
	2008	181,185	7,750	660	189,595
	2007	159,770	7,750	660	168,180

Michael R. Pfeiffer	2009	166,055	8,250	927	175,232
	2008	162,069	7,750	927	170,746
	2007	137,614	7,750	927	146,291

Richard G. Collins	2009	55,295	8,250	3,208	66,753
	2008	95,746	7,750	3,208	106,704
	2007	79,261	6,500	2,090	87,851

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the Named Executive Officers during the 2009 fiscal year.

Name	Grant Date(3)	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(1)(2)(3)

Thomas A. Lewis	1/1/09	12/4/08	20,000	$ 463,000
Gary M. Malino	1/1/09	12/4/08	22,500	520,875
Paul M. Meurer	1/1/09	12/4/08	12,500	289,375
Michael R. Pfeiffer	1/1/09	12/4/08	12,500	289,375
Richard G. Collins	1/1/09	12/4/08	13,000	300,950

(1)

The grant date fair value has been calculated by multiplying the closing market price of our common stock at December 31, 2008 (which represents the last business day before the grant date, since the grant date was a holiday) of $23.15 by the number of restricted stock awarded, as prescribed under Accounting Standards Codification Topic 718.

(2)

The Compensation Committee awards grants of restricted stock awards in accordance with the provisions of our 2003 Incentive Award Plan, as amended. The vesting schedule is as follows: (i) for employees age 55 and below at the grant date, shares vest in 20% increments on each of the first five anniversaries of the grant date; (ii) for employees age 56 at the grant date, shares vest in 25% increments on each of the first four anniversaries of the grant date; (iii) for employees age 57 at the grant date, shares vest in 33.33% increments on each of the first three anniversaries of the grant date; (iv) for employees age 58 at the grant date, shares vest in 50% increments on each of the first two anniversaries of the grant date; (v) for employees age 59 at the grant date, shares are 100% vested on the first anniversary of the grant date; and (vi) for employees age 60 and above at the grant date, shares vest immediately on the grant date. Restricted stock is eligible to receive distributions from the date of grant.

(3)

The stock awards shown in the table above reflect the grants of restricted stock during the 2009 fiscal year based on 2008 performance. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on January 5, 2010, which represent the awards to each of the Named Executive Officers based on their 2009 performance. The grant date fair value in the following chart has been calculated by multiplying the closing market price of our common stock at January 5, 2010 of $26.54, by the number of restricted stock awarded, as prescribed under Accounting Standards Codification Topic 718:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards

Thomas A. Lewis	1/5/10	50,000	$ 1,327,000
Gary M. Malino	1/5/10	30,000	796,200
Paul M. Meurer	1/5/10	20,000	530,800
Michael R. Pfeiffer	1/5/10	20,000	530,800
Richard G. Collins	1/5/10	20,000	530,800

Outstanding Equity Awards Table

The following table sets forth summary information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2009. None of the Named Executive Officers held any exercisable or unexercisable options as of December 31, 2009.

	Stock Awards(8)

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Yet Vested(2)

Thomas A. Lewis(3)	277,300	$ 7,184,843
Gary M. Malino(4)	158,350	4,102,849
Paul M. Meurer(5)	106,100	2,749,051
Michael R. Pfeiffer(6)	97,300	2,521,043
Richard G. Collins(7)	32,400	839,484

(1)

The amounts in this column represent the portion of the stock awards that were granted from January 1, 2001 through January 1, 2009 to the Named Executive Officers and that were unvested at December 31, 2009.

(2)	Market value has been calculated by multiplying the closing market price of our common stock at December 31, 2009 of $25.91 by the outstanding restricted stock awards for each Named Executive Officer.

(3)

The restricted stock awards for Mr. Lewis vest according to the following schedule: 55,600 shares vest on each of: 1/1/10 and 1/1/11, 51,800 shares vest on 1/1/12, 45,800 shares vest on 1/1/13, 30,500 shares vest on 1/1/14, 20,500 shares vest on 1/1/15, 11,500 shares vest on 1/1/16 and 6,000 shares vest on 1/1/17.

(4)

The restricted stock awards for Mr. Malino vest according to the following schedule: 31,200 shares vest on each of: 1/1/10 and 1/1/11, 29,700 shares vest on 1/1/12, 27,300 shares vest on 1/1/13, 18,300 shares vest on 1/1/14, 10,800 shares vest on 1/1/15, 6,300 shares vest on 1/1/16 and 3,550 shares vest on 1/1/17.

(5)

The restricted stock awards for Mr. Meurer vest according to the following schedule: 17,900 shares vest on each of: 1/1/10, 1/1/11 and 1/1/12, 15,900 shares vest on 1/1/13, 14,000 shares vest on 1/1/14, 9,500 shares vest on 1/1/15, 6,500 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18.

(6)

The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 15,200 shares vest on each of: 1/1/10, 1/1/11, 1/1/12 and 1/1/13, 14,000 shares vest on 1/1/14, 9,500 shares vest on 1/1/15, 6,500 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18.

(7)

The restricted stock awards for Mr. Collins vest according to the following schedule: 9,200 shares vest on each of: 1/1/10 and 1/1/11, 7,000 shares vest on 1/1/12, 3,000 shares vest on 1/1/13, 2,500 shares vest on 1/1/14 and 1,500 shares vest on 1/1/15.

(8)

The outstanding stock awards information is as of December 31, 2009 and does not include the awards granted to the Named Executive Officers as of January 5, 2010 based on their performance for the 2009 fiscal year. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the outstanding stock award information as of January 5, 2010:

Name	Number of Shares or Units of Stock That Have Not Vested as of January 5, 2010(a)	Market Value of Shares or Units of Stock That Have Not Yet Vested as of January 5, 2010(b)

Thomas A. Lewis(c)	271,700	$ 7,210,918
Gary M. Malino(d)	157,150	4,170,761
Paul M. Meurer(e)	108,200	2,871,628
Michael R. Pfeiffer(f)	102,100	2,709,734
Richard G. Collins(g)	23,200	615,728

(a)

The amounts in this column represent the portion of the stock awards that were granted from January 1, 2001 through January 5, 2010 to the Named Executive Officers and that were unvested at January 5, 2010. None of the Named Executive Officers held any options at January 5, 2010.

(b)	Market value has been calculated by multiplying the closing market price of our common stock at January 5, 2010 of $26.54 by the outstanding restricted stock awards for each Named Executive Officer.

(c)

The restricted stock awards for Mr. Lewis vest according to the following schedule: 68,100 shares vest on 1/1/11, 64,300 shares vest on 1/1/12, 58,300 shares vest on 1/1/13, 43,000 shares vest on 1/1/14, 20,500 shares vest on 1/1/15, 11,500 shares vest on 1/1/16 and 6,000 shares vest on 1/1/17.

(d)

The restricted stock awards for Mr. Malino vest according to the following schedule: 37,200 shares vest on 1/1/11, 35,700 shares vest on 1/1/12, 33,300 shares vest on 1/1/13, 24,300 shares vest on 1/1/14, 16,800 shares vest on 1/1/15, 6,300 shares vest on 1/1/16 and 3,550 shares vest on 1/1/17.

(e)

The restricted stock awards for Mr. Meurer vest according to the following schedule: 21,900 shares vest on each of: 1/1/11 and 1/1/12, 19,900 shares vest on 1/1/13, 18,000 shares vest on 1/1/14, 13,500 shares vest on 1/1/15, 6,500 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18.

(f)

The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 19,200 shares vest on each of: 1/1/11, 1/1/12 and 1/1/13, 18,000 shares vest on 1/1/14, 13,500 shares vest on 1/1/15, 6,500 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18. Pursuant to a domestic relations order, Mr. Pfeiffer’s ex-wife is entitled to 15,794 shares of his 102,100 restricted stock awards.

(g)

The restricted stock awards for Mr. Collins vest according to the following schedule: 9,200 shares vest on 1/1/11, 7,000 shares vest on 1/1/12, 3,000 shares vest on 1/1/13, 2,500 shares vest on 1/1/14 and 1,500 shares vest on 1/1/15.

Stock Vested Table

The following table sets forth summary information concerning the vesting of stock awards for each of the Named Executive Officers during the year ended December 31, 2009. During the year ended December 31, 2009, none of the Named Executive Officers exercised any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)(2)	Value Realized on Vesting(3)

Thomas A. Lewis	51,600	$1,194,540
Gary M. Malino	26,700	618,105
Paul M. Meurer	15,400	356,510
Michael R. Pfeiffer	12,700	294,005
Richard G. Collins	38,200	884,330

(1)	The amounts in this column represent the portion of the stock awards that vested on January 1, 2009, the only vesting date in 2009.

(2)	The number of shares acquired on vesting for Mr. Collins includes 9,875 shares which he elected to withhold to pay his federal and state income taxes.

(3)

This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on December 31, 2008 (i.e. the business date immediately preceding the vesting date) of $23.15, by the number of shares that vested.

No Pension Benefits, Nonqualified Deferred Compensation or Other Perquisites

We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. Additionally, we do not offer any perquisites to our Named Executive Officers that are not already available on similar terms to our salaried employees. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in our best interest.

Potential Payments upon Termination or Change in Control

Each of the Named Executive Officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. The employment agreements provide that the employees will be entitled to receive severance payments upon termination by us without cause or termination resulting from a change in control of us within 12 months prior to, or 12 months after a change in control.

Termination by Us Without Cause. For termination by us without cause, each of our Named Executive Officers is entitled to receive the following:

•             a severance payment equal to twelve months’ base salary;

•             an amount equal to the average of the last three years’ cash bonus paid;

•             payment of any accrued but unpaid wages and accrued but unused vacation pay to which the employee may be entitled prorated through the date of termination; and

•             continuation of group medical insurance coverage at our expense for a period of twelve months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

Termination by Us Following a Change in Control. In the event of a termination within twelve months after a change in control of us, each of our Named Executive Officers is entitled to receive the following:

•             a severance payment equal to eighteen months’ base salary;

•             an amount equal to the average of the last three years’ cash bonuses paid;

•             payment of any accrued but unpaid wages and accrued but unused vacation pay to which the employee may be entitled, prorated through the date of termination; and

•             continuation of group medical insurance coverage at our expense for a period of eighteen months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

In addition, in the event of a change in control of us, all stock options and restricted stock awards will automatically vest and any stock options will become exercisable.

Termination for Death or Disability. In the event that the executive officer dies or is physically or mentally unable to perform his or her duties, the executive officer is entitled to receive his accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability. If the executive officer dies, pursuant to the terms of the employment agreement, he or she is entitled to life insurance benefits under our group life insurance program. Upon termination of employment as a result of death or disability, the executive officer will forfeit any restricted stock awards.

Termination For Cause. Upon termination for failure to perform duties, the executive officer is not entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation pay as of the date of such termination.

Termination by Executive Officer. The executive officer may also terminate the agreement at any time upon two weeks notice to us, which will not result in any severance payments other than the payment of any accrued but unpaid wages and accrued but unused vacation pay to which the employee may be entitled prorated through the date of termination.

The employment agreements provide that the executive officer must devote his or her full time, attention and energy to our business and may not engage in any other business activity which would interfere with the performance of his or her duties or be competitive with us, unless specifically permitted by our Board of Directors. This restriction does not prevent the executive officer from making passive investments, so long as the investment does not require the executive officer’s services in a manner that would impair the performance of his or her duties under the employment agreement.

Definitions. A termination for cause shall mean a discharge resulting from (a) theft, dishonesty or falsification of any employment or company records; (b) malicious or reckless disclosure of the company’s confidential or proprietary information; (c) the commission of any immoral or illegal act or any gross or willful misconduct, where the company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the company’s management to entrust the executive officer with important matters or otherwise work effectively with the executive officer, (2) contributed to the company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally effected the business or reputation of the company or any of its subsidiaries; and/or (d) the failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board of Directors, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

The employment agreements define “change in control” to mean (i) an acquisition in one transaction or a series of related transactions of the company’s voting securities by any individual or entity, immediately after which such person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the company’s then outstanding voting securities; (ii) a contested election of directors resulting in a change in composition of at least  a majority of the members of the Board of Directors; or (iii) with limited exceptions, the consummation of a merger, consolidation or reorganization involving the company.

Termination Scenario Table

The table below estimates the payments and benefits to each of the Named Executive Officers assuming (i) they were terminated on December 31, 2009 by us without cause, (ii) they were terminated on December 31, 2009 by us following a change in control or (iii) a change of control occurred on December 31, 2009.  Excluded from the table below are benefits provided to all employees, such as accrued vacation, and benefits provided under our other insurance policies.  With the exception of medical benefits, which are to be paid monthly, the following amounts represent lump-sum payments and benefits.

Named Executive Officer	Trigger	Salary Payment(1)	Bonus Payment(2)	Medical Benefits(3)	Value of Accelerated Equity Awards(4)	Total

Thomas A. Lewis	Termination without Cause	$ 350,000	$ 1,068,000	$ 16,805	$ 0	$ 1,434,805
	Change in Control and Termination	525,000	1,068,000	25,207	7,184,843	8,803,050
	Change in Control	0	0	0	7,184,843	7,184,843
	Life Insurance Benefit(5)	0	0	0	0	600,000
Gary M. Malino	Termination without Cause	325,000	578,333	16,805	0	920,138
	Change in Control and Termination	487,500	578,333	25,207	4,102,849	5,193,889
	Change in Control	0	0	0	4,102,849	4,102,849
	Life Insurance Benefit(5)	0	0	0	0	600,000
Paul M. Meurer	Termination without Cause	300,000	390,667	19,388	0	710,055
	Change in Control and Termination	450,000	390,667	29,081	2,749,051	3,618,799
	Change in Control	0	0	0	2,749,051	2,749,051
	Life Insurance Benefit(5)	0	0	0	0	600,000
Michael R. Pfeiffer	Termination without Cause	275,000	320,000	19,388	0	614,388
	Change in Control and Termination	412,500	320,000	29,081	2,521,043	3,282,624
	Change in Control	0	0	0	2,521,043	2,521,043
	Life Insurance Benefit(5)	0	0	0	0	565,000
Richard G. Collins	Termination without Cause	220,000	219,000	12,090	0	451,090
	Change in Control and Termination	330,000	219,000	18,136	839,484	1,406,620
	Change in Control	0	0	0	839,484	839,484
	Life Insurance Benefit(5)	0	0	0	0	455,000

(1)	Amount represents twelve months base salary in the case of a termination without cause and eighteen months base salary in the case of a termination following a change in control.

(2)	Amount represents the average of annual bonuses paid based on performance for 2009, 2008 and 2007.

(3)

Amount represents continuation of group medical insurance coverage at our expense for a period of twelve months in the case of a termination without cause and for eighteen months in the case of a termination following a change in control.

(4)

Amount represents the aggregate value of the acceleration of vesting of the officer’s restricted stock. For purposes of this calculation, each officer’s total restricted stock awards on December 31, 2009 are multiplied by our common stock closing price on December 31, 2009 of $25.91.

(5)

Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the Named Executive Officers if they had died on December 31, 2009. This amount is calculated as two times the 2009 base salary of each Named Executive Officer plus $15,000, up to a maximum amount of $600,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation (“Realty Income”), is comprised of independent directors as required by the listing standards of the New York Stock Exchange (“NYSE”). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (the “SEC”), which was adopted by Realty Income’s Board of Directors. In 2009, the Audit Committee met seven times.

The role of the Audit Committee is to select and engage our independent registered public accounting firm and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors.  Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and Realty Income’s internal controls over financial reporting and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion on management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audit of the consolidated financial statements and the audit of internal controls over financial reporting of Realty Income, as of and for the year ended December 31, 2009. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Realty Income. The Audit Committee has also considered whether the independent public accounting firm’s preparation of tax returns, tax consulting services and other non-audit services to Realty Income is compatible with maintaining the registered public accounting firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Submitted on March 23, 2010 by the members of the Audit Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.

Michael D. McKee

Gregory T. McLaughlin

Ronald L. Merriman, Chairman

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income.  Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the Company for the year ended December 31, 2009, or written representations from certain reporting persons, we believe that during the year ended December 31, 2009, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock, except for the following:

•                  On August 7, 2009, Laura King, a senior vice president, sold 4,100 shares of stock. A late Form 4 was filed on December 28, 2009 to report this transaction.

•                  On June 23, 2009, Mike Press, a former senior vice president, terminated his employment with us. A late Form 4 was filed on September 11, 2009 to report his forfeiture of 68,068 shares of restricted stock and the 559 shares of stock that Mr. Press elected to withhold to satisfy his tax withholding obligation on his final vested shares.

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics, and the Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, our director or executive officer or a nominee to become our director; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We had no related party transactions in 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 11, 2010, our record date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director and Named Executive Officer and (ii) all directors and executive officers of Realty Income as a group. We do not know of any person who beneficially owns 5% or more of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
Thomas A. Lewis(1)	402,722	0.4
Gary M. Malino(2)	298,638	0.3
Paul M. Meurer(3)	139,935	0.1
Michael R. Pfeiffer(4)	123,938	0.1
Michael D. McKee(5)	109,500	0.1
Richard G. Collins(6)	82,015	0.1
Donald R. Cameron(7)	57,820	0.1
Kathleen R. Allen, Ph.D.(8)	50,000	0.1
Ronald L. Merriman(9)	17,568	*
Priya Cherian Huskins(10)	12,000	*
Gregory T. McLaughlin(11)	10,649	*

All directors and executive officers of the Company, as a group (13 persons)	1,379,626	1.3%
*Less than one-tenth of one percent

(1)

Mr. Lewis’s total includes 271,700 shares of restricted stock and 131,022 shares owned of record by The Lewis Revocable Living Trust dated January 20, 2005, of which he is a trustee and has sole voting and investment power.

(2)

Mr. Malino’s total includes 157,150 shares of restricted stock and 140,334 shares owned of record by The Malino Revocable Living Trust dated August 14, 1999, of which he is a trustee and has shared voting and investment power, and 412 shares owned of record by his wife, as to which he disclaims beneficial ownership.

(3)	Mr. Meurer’s total includes 108,200 shares of restricted stock.

(4)

Mr. Pfeiffer’s total includes 102,100 shares of restricted stock and 21,838 shares owned of record by The Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power. Of his 102,100 shares of restricted stock, Mr. Pfeiffer’s ex-wife is entitled to 15,794 shares pursuant to a domestic relations order, as to which he disclaims beneficial ownership.

(5)

Mr. McKee’s total includes 800 shares of restricted stock and 89,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(6)

Mr. Collins’s total includes 23,200 shares of restricted stock and 58,815 shares owned of record by The Collins Family Trust dated February 7, 2008, of which he is a trustee and has shared voting and investment power.

(7)

Mr. Cameron’s total includes 800 shares of restricted stock and 57,020 shares owned of record by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust dated April 1, 1984, of which he is the trustee and has sole voting and investment power. Of the 57,020 shares, 50,000 shares are in the account of Mr. Cameron, 4,000 shares are in the account of Lachlan Cameron, 2,000 shares are in the account of Fiona Cameron, 800 shares are in the account of Gwen Jenkins, 120 shares are in the account of Andrew Sayeg and 100 shares are in the account of Consuelo Lopez. Mr. Cameron disclaims beneficial ownership of the 7,020 shares owned by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust in the accounts of Lachlan Cameron, Fiona Cameron, Gwen Jenkins, Andrew Sayeg and Consuelo Lopez. The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust dated April 1, 1984 also holds 2,500 shares of our 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock (less than one-tenth of one percent), of which 2,000 shares are in the account of Mr. Cameron and 500 shares are in the account of Lachlan Cameron. This Preferred Stock does not have general voting rights.

(8)

Dr. Allen’s total includes 1,800 shares of restricted stock and 48,200 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.

(9)

Mr. Merriman’s total includes 10,401 shares of restricted stock and 7,167 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(10)

Ms. Huskins’s total includes 8,001 shares of restricted stock and 3,999 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(11)	Mr. McLaughlin’s total includes 8,001 shares of restricted stock and 2,648 shares owned of record by The McLaughlin Family Trust dated May 28, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain equity compensation plan information as of March 11, 2010, our record date:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,846	$14.70	2,157,185(2)

Equity compensation plans not approved by security holders	0		0
Total	5,846		2,157,185

(1)                 Each of our equity compensation plans has been approved by our stockholders.

(2)                 Represents shares of our common stock available for issuance under our 2003 Stock Incentive Award Plan, as amended.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2009 and 2008 were as follows:

	2009	2008

Audit fees(1)(2)	$ 600,340	$ 633,600

Audit-related fees(3)	$ 5,000	$ 5,400
Tax fees(4)	111,940	193,895
Total	$ 116,940	$ 199,295

(1)

Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the audit of internal controls.

(2)

Includes the aggregate fees billed by KPMG LLP, which are associated with the issuances of comfort letters to underwriters and review of registration statements in connection with the issuance of consents totaling $12,640 in 2009 and $50,600 in 2008.

(3)	Includes the aggregate out-of-pocket expenses related to the audit fees paid to KPMG LLP.

(4)

Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance. Includes $29,475 paid in 2009 and $49,950 paid in 2008 by our subsidiary, Crest.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to us. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and that the engagement should not involve work that would result in our registered public accounting firm eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its chairman to approve certain non-audit engagement fees, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. All of the services performed by KPMG LLP in 2009 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2011 annual meeting of stockholders, they must be received by us at our principal office, 600 La Terraza Boulevard, Escondido, CA  92025-3873 on or before November 27, 2010.

In addition, if a stockholder desires to bring business (including director nominations) before our 2011 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2011 proxy statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our corporate secretary between October 28, 2010 and November 27, 2010. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Nominations and Stockholder Business,” a copy of which may be obtained from our corporate secretary upon request and without charge.  If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this annual report, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

By Order of the Board of Directors,

/s/ MICHAEL R. PFEIFFER

Michael R. Pfeiffer
Executive Vice President, General Counsel
and Secretary

March 26, 2010

YOUR PROXY IS IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES

Please date, sign and mail the enclosed Proxy Card today.

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors recommends a vote FOR the election of the seven director nominees and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010. Proposal 1. 01 Kathleen R. Allen, Ph.D. 05 Michael D. McKee ¦ Vote FOR ¦ Vote WITHHELD Election of Directors: 02 Donald R. Cameron 06 Gregory T. McLaughlin all nominees from all nominees 03 Priya Cherian Huskins 07 Ronald L. Merriman (except as marked) 04 Thomas A. Lewis (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year Ending December 31, 2010. ¦ For ¦ Against ¦ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Address Change? Mark Box ¦ Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy Card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/o Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 11, 2010. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 11, 2010. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

REALTY INCOME CORPORATION ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 12, 2010 9:00 a.m. Pacific Daylight Time California Center for the Arts Escondido 340 North Escondido Boulevard Escondido, CA 92025 101079 Realty Income Corporation 600 La Terraza Boulevard Escondido, CA 92025-3873 proxy This proxy is solicited by the Board of Directors of Realty Income Corporation for use at the Annual Meeting of Stockholders on May 12, 2010. The shares of stock you hold in your account will be voted as you specify on the reverse side. If this proxy is executed but no choice is specified, the proxy will be voted “FOR” the election of the seven director nominees and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2010. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies and appoint Michael R. Pfeiffer and Gary M. Malino, and each of them with full power of substitution, to attend the Annual Meeting and all adjournments or postponements thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof and otherwise to represent you at the Annual Meeting and all adjournments or postponements thereof with all powers possessed by you if personally present. See reverse for voting instructions.